UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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PULSE ELECTRONICS CORPORATION

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May 4, 2011
Dear Pulse Shareholder:
As you know, the Pulse Electronics board and management team are working diligently to execute our strategic plan to enhance shareholder value, including improving Pulse’s wireless business, lowering operating expenses, optimizing manufacturing efficiencies, implementing a new enterprise resource planning system, and building on our technology leadership.
Yesterday, in addition to announcing first quarter 2011 financial results that were in-line with our expectations, we provided a detailed update on the strong progress we’re making on our strategic plan. I want to take this opportunity to share some of the highlights.
STRONG PROGRESS ON OUR PLAN TO INCREASE SHAREHOLDER VALUE
During the first quarter, we were particularly focused on the cost and expense reduction aspect of our plan and took significant actions, which will result in $6.6 million of expected annual savings:

Expected
Action	Annual Savings

✓ The consolidation of our corporate headquarters into our U.S. operational headquarters in San Diego is progressing faster and will yield $0.5 million more than originally forecasted.	$1.5 million

✓ We closed two of our higher-cost factories in China bringing our total number of factories from 10 to 8.	$2.5 million

✓ We eliminated product lines in our audio business, as we determined our speaker and receiver business was not large enough to stand on its own.	$1.4 million

✓ We reduced the number of our organization layers and support positions.	$1.2 million

Total Annual Savings	$6.6 million
We expect the savings benefit of these improvements to begin in the second quarter of 2011 and take full effect in the third quarter of 2011. These are significant, real savings that will contribute to our efforts to increase profitability. In total, we expect to lower our operating expenses by at least three percentage points of sales, or approximately $12 million, over the next 12 to 18 months. We are identifying additional opportunities to reduce costs and operating expenses and increase manufacturing efficiencies, including closing additional manufacturing facilities, and increasing automation. We are pleased with our progress to-date and are continuing to act with urgency.
At our Annual Meeting of Shareholders scheduled for May 18, 2011, you have the opportunity to decide whether your board and management team can continue to execute this comprehensive plan to enhance shareholder value at Pulse, or if the Company’s bright future will be diverted by the self-serving agenda of one of Pulse’s direct competitors, Bel Fuse Inc.
DON’T BE MISLED BY BEL FUSE’S UNCERTAIN PROPOSAL
AND RELATED NOMINATIONS
As you know, Bel Fuse is trying to put its hand-picked nominees on your company’s board, which we believe is an attempt to seize creeping control of Pulse without fairly compensating you. In fact, the Bel Fuse proposal that it is trying to advance through its nominations is so uncertain that it appears to be illusory. Consider the following:
•	Bel Fuse has not demonstrated committed financing, nor the ability to secure adequate financing;

•	Bel Fuse has provided no details on the mix of cash and non-voting Bel Fuse stock it is offering;

•	Bel Fuse has not launched a tender offer; and

•	Bel Fuse has not retained an investment bank to advise on its proposal.
We do not believe that Bel Fuse’s illusory proposal warrants putting Bel Fuse’s hand-picked nominees on your board. It is also important to remember that Bel Fuse is a direct competitor to Pulse, which we believe raises serious questions about the risks of having its nominees on Pulse’s board. First, given board members have access to a company’s proprietary intellectual property and most confidential and competitive information, it is extremely unusual for a company to have directors on its board who were nominated by a direct competitor. Second, a board’s responsibilities include working to enhance the company’s performance and value. This usually involves growing market share — a goal that a direct competitor typically wants to thwart, not support.
PROTECT THE VALUE OF YOUR INVESTMENT — VOTE THE WHITE CARD
FOR ALL OF PULSE’S DIRECTOR NOMINEES TODAY
Pulse’s board unanimously recommends that you vote “FOR ALL” the highly qualified director candidates nominated by the Company TODAY on the enclosed WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any gold proxy card sent to you by Bel Fuse. Even a withhold vote for Bel Fuse’s nominees on Bel Fuse’s proxy card will cancel any previous proxy submitted by you that voted “FOR ALL” the Company’s nominees.
Thank you for your continued support of our efforts to build shareholder value at Pulse.
Sincerely,
Ralph Faison
Chairman, President and Chief Executive Officer
Pulse Electronics Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by Bel Fuse.
Safe Harbor
This document contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.